Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 11, 1995 and December 15, 1995, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding appearing in the October 31, 1995 Annual Reports to Shareholders ("Annual Reports") of Vista U.S. Government Income Fund (subsequently renamed Vista U.S. Treasury Income Fund), Vista Balanced Fund, Vista Equity Income Fund, Vista Equity Fund (subsequently renamed Vista Large Cap Equity Fund), Vista Bond Fund, Vista Short-Term Bond Fund, Vista Small Cap Equity Fund, Vista Capital Growth Fund, Vista Growth and Income Fund, Vista International Equity Fund and Vista Global Fixed Income Fund (separately managed portfolios of Mutual Fund Group), and of our reports dated December 15, 1995, relating to the financial statements of Capital Growth Portfolio, Growth and Income Portfolio, International Equity Portfolio and Global Fixed Income Portfolio appearing in the Annual Reports, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
March 4, 1996